EXHIBIT C

         This document constitutes part of a prospectus
          covering securities that have been registered
                under the Securities Act of 1933

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             COMPUTER ASSOCIATES INTERNATIONAL, INC.
                    ________________________

                   MEMORANDUM TO PARTICIPANTS
                             IN THE
             COMPUTER ASSOCIATES INTERNATIONAL, INC.
        1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                    ________________________

                          May 31, 1994
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Introduction.

     On May 12, 1993, the Company's Board of Directors adopted the 1993
Stock Option Plan for Non-Employee Directors (the "1993 Plan") covering one hundred thousand (100,000) shares of the Company's Common Stock. The 1993 Plan was approved by the Company's stockholders at the Company's Annual Meeting of Stockholders held on August 11, 1993. On October 20, 1993, the Board of Directors approved Amendment No. 1 to the 1993 Plan permitting the transfer of options to family members of optionees or to trustees of trusts for such family members. The Amendment did not require stockholder approval.

     Under the 1993 Plan, each non-employee director of the Company is automatically granted on the day immediately following the date of each year's annual meeting of stockholders an option to purchase a number of shares of the Company's Common Stock that is dependent on the Company's return on equity for the preceding fiscal year of the Company. The exercise price for such options is the fair market value of the Company's Common Stock at the time the option is granted. Following fiscal years in which the Company achieves a twenty (20%) percent or greater return on equity, each non-employee director is granted an option to purchase two thousand (2,000) shares. Following fiscal years in which the Company achieves a fifteen (15%) percent or greater (but less than twenty (20%) percent) return on equity, each non-employee director is granted an option to purchase one thousand (1,000) shares. No options are granted following fiscal years in which return on equity is less than fifteen (15%) percent.
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OPTION TERMS.

EXERCISE PRICE.

     Each option granted under the 1993 Plan is represented by a written option agreement containing terms consistent with the 1993 Plan. The option exercise price for an option granted under the 1993 Plan is the "fair market value" of the shares of Common Stock covered by the option on the date the option is granted. For purposes of the 1993 Plan, "fair market value" is the closing price at which the Common Stock was sold on such date as reported in the New York Stock Exchange Composite Transactions or, if no Common Stock was traded on such date, on the next preceding date on which the Common Stock was traded.

VESTING.

     Each option shall become 100% vested and exercisable upon the first anniversary date of its grant.

NOTICE OF EXERCISE.

     Generally, each option may be exercised in whole or in part on the first anniversary date of its grant and from time to time thereafter by giving written notice, signed by the person exercising the option, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full, which payment may be (a) in cash or by check, or (b) in shares of Common Stock already owned.

HOLDING PERIOD.

     Shares of Common Stock obtained upon the exercise of any option granted under the 1993 Plan may not be sold by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until one year after the date the option was granted.

PLAN ADMINISTRATION.

     The 1993 Plan will be administered by the Compensation Committee of the Board of Directors.

TERM OF OPTION.

     Each option expires ten (10) years from the date of the granting thereof, but is subject to earlier termination as follows:
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(a)  In the event of the death of an optionee during the optionee's service as a Director, the options granted to the optionee shall be exercisable, and such options shall expire unless exercised, within twelve (12) months after the date of the optionee's death, by the legal representative of the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Company, or if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

(b) In the event an optionee shall cease to be a director as a result of resignation, declining to stand for re-election or removal without cause, each unexercised option held by such optionee shall automatically terminate ninety (90) days after the optionee ceases being a director; provided, however, in the event an optionee ceases being a director because the optionee was removed for cause, all options granted hereunder shall terminate immediately. In the event an optionee is permanently disabled at the time he ceases to be a director and such optionee was not removed for cause, the ninety (90) day period referred to above shall be extended to twelve (12) months.


TRANSFERABILITY.

     Options granted under the 1993 Plan and the rights and privileges conferred thereby are not subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the applicable laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder. Notwithstanding the foregoing, options may be transferred by an optionee to members of his immediate family, or to one or more trusts for the benefit of family members, or partnerships in which family members are the only partners if (a) the optionee does not receive consideration for the transfer, (b) written notice of the proposed transfer and the details thereof is furnished to the Compensation Committee, and (c) the stock option agreement with respect to the options being transferred (including any amendment thereof) expressly permits such transfer.


TERMINATION AND AMENDMENT.

     The 1993 Plan shall continue in effect until it is terminated by action of the Company's Board of Directors or stockholders. The Board of Directors
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may amend, terminate or suspend the 1993 Plan at any time, in its sole and absolute discretion; provided, however, that no amendment may be made more than once every six (6) months that would change the amount, price, timing or vesting of the options, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act, as amended or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the 1993 Plan under Rule 16b-3 under the Exchange Act, no amendment that would

(a) materially increase the number of shares that may be issued under the 1993 Plan,

(b) materially modify the requirements as to eligibility for participation in the 1993 Plan, or

(c) otherwise materially increase the benefits accruing to participants under the 1993 Plan shall be made without the approval of the Company's stockholders.

COMPLIANCE WITH RULE 16b-3.

     Except as set forth below, it is the intention of the Company that the 1993 Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that 1993 Plan participants remain disinterested persons for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any 1993 Plan provision is later found not to be in compliance with Rule 16b-3 or if any 1993 Plan provision would disqualify 1993 Plan participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the 1993 Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

     Options which are transferred to an optionee's family member(s) or to a trustee(s) of a trust(s) for the benefit of family members or to a partnership consisting of family members are not exempt under Rule 16b-3.


FEDERAL INCOME TAX CONSEQUENCES.
     Options granted under the 1993 Plan may be received without recognizing taxable income. Upon exercise of such options, however, the exercising director recognizes ordinary income pursuant to Section 83 of the Code. The
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amount of income recognized is the difference between the fair market value of the stock received at the date of exercise by the director and the price paid for that stock pursuant to the option. The Company is entitled to a deduction equal to the amount of income which the director must recognize. Any gain realized by the director upon a subsequent sale or exchange of the stock so acquired may be treated as a capital gain.